The Simply Good Foods Company Reports Fiscal Third Quarter 2020 Financial Results;
Provides Full Fiscal Year 2020 Outlook

Denver, CO, July 8, 2020 - The Simply Good Foods Company (Nasdaq: SMPL) (“Simply Good Foods,” or the “Company”), a developer, marketer and seller of branded nutritional foods and snacking products, today reported financial results for the thirteen week period ended May 30, 2020. The Company completed the acquisition of Quest Nutrition, LLC (“Quest”) on November 7, 2019. The Company’s third quarter results include thirteen weeks of Quest results and about 29 weeks for the year-to-date period. Additionally, note that the Company’s reference to “legacy Atkins” in this press release encompasses Simply Goods Foods’ business excluding Quest.

“The impact of COVID-19 during our fiscal third quarter was unprecedented,” said Joseph E. Scalzo, President and Chief Executive Officer of Simply Good Foods. “Despite the challenges of working remotely, our employees performed admirably, adjusting to the evolving market changes while continuing to execute well against our plans. I want to thank our employees, suppliers and co-manufacturers for their commitment to our customers and consumers and operating at the highest standards during this challenging time.”

“Third quarter performance was impacted significantly by COVID-19 factors that resulted in changes in shopping and consumption behavior. Following a three week period of pantry loading by consumers in early March, subsequent movement restrictions resulted in lower on-the-go and away-from-home usage occasions for some of our products. Total Simply Good Foods third quarter net sales increased 54.2% driven by the Quest acquisition. Legacy Atkins net sales declined 8.3% as solid e-commerce growth, an increase of 125% versus last year, was offset by softness in measured channels. Quest net sales declined modestly versus the year ago period. Importantly, Adjusted EBITDA(1) increased 74.2% reflecting the inclusion of Quest. Notably, legacy Atkins profitability improved driven by a reduction in trade promotion, favorable supply chain costs and lower Selling and marketing and General and administrative expenses.”

"As at home confinement restrictions began to ease in May and into June, the beginning of our fourth quarter, marketplace trends of our brands in measured channels improved. Specifically, total Simply Good Foods retail takeaway for the four weeks ended June 28, 2020 was 2.2%, in U.S. measured channels, outpacing the nutritional snacking category. Assuming U.S. movement restrictions remain at the current level we anticipate full-year 2020 net sales of $790-800 million and Adjusted EBITDA1 of $145-150 million. Recall, the fifty-third week in fiscal 2019 is about a 2 percentage point headwind to growth in 2020 and ERP implementation costs ramp-up in the fourth quarter. We’re encouraged by the improving retail takeaway trends and continue to manage the business effectively during these challenging times.”

Third Quarter 2020 Financial Highlights vs. Third Quarter 2019

•	Net sales increased 54.2%, or $75.6 million, to $215.1 million

•	Gross profit margin of 41.2%, an increase of 60 basis points

•	Net income of $16.4 million versus $13.5 million

•	Adjusted EBITDA(1) increased 74.2% to $43.4 million, primarily related to the Quest acquisition

•	Earnings per diluted share (“EPS”), $0.17, an increase of $0.01 per fully diluted share

•	Adjusted Diluted EPS (2) of $0.26 versus $0.20

Net sales increased $75.6 million, or 54.2%, to $215.1 million. The Quest acquisition contributed 62.5% to net sales growth. Legacy Atkins volume declined 9.4% and net price realization, driven by lower levels of trade promotion, was a 1.1% percentage point benefit.

(1) Adjusted EBITDA is a non-GAAP financial measure. Please refer to “Reconciliation of Adjusted EBITDA” in this press release for an explanation and reconciliation of this non-GAAP financial measure.
(2) Adjusted Diluted Earnings Per Share is a non-GAAP financial measure. The Company excludes acquisition related costs, such as business transaction costs, integration expense and depreciation and amortization expense in calculating Adjusted Diluted Earnings Per Share. Please refer to “Reconciliation of Adjusted Diluted Earnings Per Share” in this press release for an explanation and reconciliation of this non-GAAP financial measure.

Gross profit was $88.6 million for the third quarter of 2020, an increase of $32.0 million or 56.4%. The increase in gross profit was driven by the Quest acquisition, partially offset by the legacy Atkins net sales decline. Favorable legacy Atkins trade promotions and lower input costs drove gross margin expansion of 60 basis points.

In the third quarter of 2020 the Company reported net income of $16.4 million, an increase of $2.9 million versus the comparable period of 2019. The increase in gross profit was partially offset by a 39.7% increase in selling and marketing expenses due to the inclusion of Quest. Legacy Atkins selling and marketing expense declined 10%. Additionally, general and administrative expenses increased $12.8 million as a result of the inclusion of Quest, integration expenses of $4.1 million and restructuring costs of $1.4 million. Legacy Atkins general and administrative expenses declined about 20% primarily due to lower incentive compensation.

Interest expense increased $4.9 million due to an increase in the principal amount of the Company’s term loan related to the financing for the Quest acquisition.

Adjusted EBITDA(1), a non-GAAP financial measure used by the Company that makes certain adjustments to net income calculated under GAAP, increased 74.2% to $43.4 million, primarily related to the Quest acquisition.

Adjusted Diluted Earnings Per Share(2), a non-GAAP financial measure used by the Company that makes certain adjustments to diluted earnings per share calculated under GAAP, was $0.26 versus $0.20 is the year ago period.

Year-to-Date Third Quarter 2020 Financial Highlights vs. Year-to-Date Third Quarter 2019

•	Net sales increased 54.7%, or $210.2 million, to $594.4 million

•	Gross profit margin of 39.7%, a decrease of 150 basis points

◦	Includes a non-cash $7.5 million inventory purchase accounting step-up adjustment related to the Quest acquisition

•	Income tax expense was $8.2 million versus $13.2 million

•	Net income decreased $19.2 million to $22.3 million

•	Adjusted EBITDA(1) increased 56.8% to $116.9 million, primarily related to the Quest acquisition

•	Earnings per diluted share (“EPS”), $0.23, a decrease of $0.26 per fully diluted share

•	Adjusted Diluted EPS (2) of $0.71, an increase of $0.11 per fully diluted share

Net sales increased $210.2 million, or 54.7%, to $594.4 million. Quest was a 50.1% benefit to net sales growth. Legacy Atkins net sales increased 4.6%, driven by volume growth, partially offset by slightly higher trade promotions.

Gross profit was $236.2 million for the year-to-date third quarter of 2020, an increase of $78.0 million or 49.3%. The increase in gross profit was driven by the Quest Acquisition and legacy Atkins sales growth, partially offset by a non-cash $7.5 million inventory purchase accounting step-up adjustment related to the Quest Acquisition. As a result, gross profit margin was 39.7%, a 150 basis point decline versus last year. The non-cash inventory purchase accounting step-up adversely affected gross margin by 130 basis points.

Net income was $22.3 million for the year-to-date third quarter of 2020, a decrease of $19.2 million compared to net income of $41.4 million for the comparable period of 2019. The decline was primarily due to costs related to the Quest acquisition. The increase in gross profit was primarily offset by:

•	a 47.0% increase in selling and marketing expenses primarily due to the inclusion of Quest, and greater legacy Atkins advertising expense;

•	a $33.3 million increase in general and administrative expenses to $75.0 million as a result of:

◦	the inclusion of Quest;

◦	integration expenses of $9.4 million;

◦	restructuring costs of $1.4 million; and,

◦	lower legacy Atkins general and administrative expenses, primarily due to lower incentive compensation;

•	business transaction costs of $26.9 million;

•	higher interest expense of about $13.8 million due to an increase in the principal amount of the Company’s term loan related to the financing for the Quest acquisition.

Adjusted EBITDA(1), a non-GAAP financial measure used by the Company that makes certain adjustments to net income calculated under GAAP, increased 56.8% to $116.9 million, primarily related to the Quest acquisition.

Adjusted Diluted Earnings Per Share(2), a non-GAAP financial measure used by the Company that makes certain adjustments to diluted earnings per share calculated under GAAP, was $0.71 versus $0.60 in the year ago period.

Balance Sheet and Cash Flow

At the end of the fiscal third quarter 2020 weighted average total diluted shares outstanding were approximately 98.3 million versus approximately 86.0 million in the year ago period. The increase in the shares outstanding was due to the previously discussed common stock public offering on October 7, 2019.

As of May 30, 2020, the Company had cash and cash equivalents of $111.1 million and the outstanding principal under the term loan was $635.5 million. Subsequent to the end of the third quarter, the Company paid down the $25.0 million that it borrowed under its revolving credit facility in March 2020. Therefore, at the end of June 2020 the Company's estimated cash and cash equivalents balance was about $80.0 million.

Given the Company’s cash balance and outstanding term loan balance at the end of the third quarter the Company is on track to achieving the targeted trailing twelve month Net Debt to Adjusted EBITDA(1) ratio of less than 3.75x by fiscal year-end August 2020.

Outlook

“The marketplace trends of our products have improved sequentially as movement restrictions eased during our fiscal third quarter and into the early parts of the fourth quarter. We believe the increase in consumption is due to increasing brand relevance among consumers, increased shopping trips and more on-the-go consumption. As retail takeaway trends improved we stepped-up marketing and merchandising investments in our brands in anticipation that the benefits of our products would become increasingly more relevant to our target consumers. Over the remainder of the fourth quarter and into fiscal 2021 we will position our business for long-term growth. We are confident that as home confinement eases in the U.S. snacking and meal replacement usage occasions will increase, our brand benefits of weight management and active nutrition will grow, and that shopping behavior will return to more normal patterns,” Scalzo concluded.

Given the visibility the Company has over the remaining seven weeks of its fiscal year it is able to provide a full year 2020 outlook. Assuming U.S. movement restrictions remain at the current levels, the Company anticipates full-year 2020 net sales of $790-800 million and Adjusted EBITDA(1) of $145-150 million. Legacy Atkins net sales and Adjusted EBITDA(1) is expected to be about the same as the year ago period, including the headwind of a fifty-third week in fiscal year 2019. The Company estimates that the extra week included in fiscal year 2019 is a headwind to year-over-year comparisons of reported legacy Atkins net sales growth in fiscal 2020 of about 2 percentage points.

The Company anticipates 2020 Adjusted Diluted Earnings Per Share(2)(3) to be in the range of $0.86 to $0.90 versus $0.77 in 2019.

________________________________________
(3)The Company does not provide a forward-looking reconciliation of Adjusted Diluted Earnings Per Share to Earnings Per Share or Adjusted EBITDA to Net Income, the most directly comparable GAAP financial measures, expected for 2020, because we are unable to provide such a reconciliation without unreasonable effort due to the unavailability of reliable estimates for certain components of the respective reconciliations, including the timing of and amount of integration costs associated with the Quest acquisition, and the inherent difficulty of predicting what the changes in these components will be throughout the fiscal year. As these items may vary greatly between periods, we are unable to address the probable significance of the unavailable information, which could significantly affect our future financial results.

Conference Call and Webcast Information

The Company will host a conference call with members of the executive management team to discuss these results today, Wednesday, July 8, 2020 at 6:30 a.m. Mountain time (8:30 a.m. Eastern time). Investors interested in participating in the live call can dial 877-407-0792 from the U.S. and International callers can dial 201-689-8263.

In addition, the call and accompanying presentation slides will be broadcast live over the Internet hosted at the “Investor Relations” section of the Company's website at http://www.thesimplygoodfoodscompany.com. A telephone replay will be available approximately two hours after the call concludes and will be available through Wednesday, July 22, 2020, by dialing 844-512-2921 from the U.S., or 412-317-6671 from international locations, and entering confirmation code 13705387.

About The Simply Good Foods Company
The Simply Good Foods Company (Nasdaq: SMPL), headquartered in Denver, Colorado, is a highly-focused food company with a product portfolio consisting primarily of nutrition bars, ready-to-drink shakes, sweet and salty snacks and confectionery products marketed under the Atkins®, Quest®, SimplyProtein® and Atkins Endulge® brand names. Simply Good Foods is poised to expand its wellness platform through innovation and organic growth along with investment opportunities in the snacking space and broader food category. Simply Good Foods aims to lead the nutritious snacking movement with trusted brands that offer a variety of convenient, innovative, great-tasting, better-for-you snacks and meal replacements. For more information, please http://www.thesimplygoodfoodscompany.com.

Forward Looking Statements

Certain statements made herein are not historical facts but are forward-looking statements for purposes of the safe harbor provisions under The Private Securities Litigation Reform Act of 1995. Forward-looking statements generally are accompanied by or include words such as “will”, “expect”, “intends” or other similar words, phrases or expressions. These forward-looking statements include the expected effects from the COVID-19 outbreak, statements regarding the integration of Quest, future plans for the Company, the estimated or anticipated future results and benefits of the Company’s future plans and operations, future capital structure, future opportunities for the Company, and other statements that are not historical facts. These statements are based on the current expectations of the Company’s management and are not predictions of actual performance. These statements are subject to a number of risks and uncertainties and the Company’s business and actual results may differ materially. These risks and uncertainties include, but are not limited to the effect of the COVID-19 outbreak on the Company's business, suppliers (including its contract manufacturing and logistics suppliers), customers, consumers and employees along with disruptions or inefficiencies in the supply chain resulting from any effects of the COVID-19 outbreak; achieving the anticipated benefits of the Quest acquisition; difficulties and delays in achieving the synergies and cost savings in connection with the Quest acquisition; changes in the business environment in which the Company operates including general financial, economic, capital market, regulatory and political conditions affecting the Company and the industry in which the Company operates; changes in consumer preferences and purchasing habits; the Company’s ability to maintain adequate product inventory levels to timely supply customer orders; changes in taxes, tariffs, duties, governmental laws and regulations; the availability of or competition for other brands, assets or other opportunities for investment by the Company or to expand the Company’s business; competitive product and pricing activity; difficulties of managing growth profitably; the loss of one or more members of the Company’s or Quest’s management team; and other risk factors described from time to time in the Company’s Form 10-K, Form 10-Q, and Form 8-K reports (including all amendments to those reports) filed with the U.S. Securities and Exchange Commission from time to time. In addition, forward-looking statements provide the Company’s expectations, plans or forecasts of future events and views as of the date of this communication. Except as required by law, the Company undertakes no obligation to update such statements to reflect events or circumstances arising after such date, and cautions investors not to place undue reliance on any such forward-looking statements. These forward-looking statements should not be relied upon as representing the Company’s assessments as of any date subsequent to the date of this communication.

Investor Contact
Mark Pogharian
Vice President, Investor Relations, Treasury and Business Development
The Simply Good Foods Company
(720) 768-2681
mpogharian@simplygoodfoodsco.com

The Simply Good Foods Company and Subsidiaries
Condensed Consolidated Balance Sheets
(Unaudited, dollars in thousands, except share data)

	May 30, 2020	August 31, 2019
Assets
Current assets:
Cash and cash equivalents	$111,134	$266,341
Accounts receivable, net	64,440	44,240
Inventories	84,517	38,085
Prepaid expenses	4,662	2,882
Other current assets	16,387	6,059
Total current assets	281,140	357,607

Long-term assets:
Property and equipment, net	11,916	2,456
Intangible assets, net	1,145,516	306,139
Goodwill	567,658	471,427
Other long-term assets	33,914	4,021
Total assets	$2,040,144	$1,141,650

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$29,301	$15,730
Accrued interest	1,287	1,693
Accrued expenses and other current liabilities	31,914	29,933
Current maturities of long-term debt	25,268	676
Total current liabilities	87,770	48,032

Long-term liabilities:
Long-term debt, less current maturities	624,752	190,259
Deferred income taxes	87,758	65,383
Other long-term liabilities	24,215	532
Total liabilities	824,495	304,206
See commitments and contingencies (Note 10)

Stockholders’ equity:
Preferred stock, $0.01 par value, 100,000,000 shares authorized, none issued	—	—
Common stock, $0.01 par value, 600,000,000 shares authorized, 95,476,860 and 81,973,284 issued at May 30, 2020 and August 31, 2019, respectively	955	820
Treasury stock, 98,234 and 98,234 shares at cost at May 30, 2020 and August 31, 2019, respectively	(2,145)	(2,145)
Additional paid-in-capital	1,089,652	733,775
Retained earnings	128,103	105,830
Accumulated other comprehensive loss	(916)	(836)
Total stockholders’ equity	1,215,649	837,444
Total liabilities and stockholders’ equity	$2,040,144	$1,141,650

The Simply Good Foods Company and Subsidiaries
Condensed Consolidated Statements of Operations and Comprehensive Income
(Unaudited, dollars in thousands, except share data)

	Thirteen Weeks Ended		Thirty-Nine Weeks Ended
	May 30, 2020	May 25, 2019	May 30, 2020	May 25, 2019
Net sales	$215,101	$139,468	$594,355	$384,199
Cost of goods sold	126,475	82,811	358,129	225,967
Gross profit	88,626	56,657	236,226	158,232

Operating expenses:
Selling and marketing	24,510	17,550	69,985	47,598
General and administrative	28,713	15,947	74,961	41,677
Depreciation and amortization	4,248	1,892	10,988	5,643
Business transaction costs	47	758	26,900	2,087
Loss in fair value change of contingent consideration - TRA liability	—	—	—	533
Total operating expenses	57,518	36,147	182,834	97,538

Income from operations	31,108	20,510	53,392	60,694

Other (expense) income:
Interest income	29	1,066	1,493	2,731
Interest expense	(8,324)	(3,428)	(23,882)	(10,033)
Gain on settlement of TRA liability	—	—	—	1,534
Loss on foreign currency transactions	(418)	(153)	(596)	(421)
Other income	59	55	104	176
Total other expense	(8,654)	(2,460)	(22,881)	(6,013)

Income before income taxes	22,454	18,050	30,511	54,681
Income tax expense	6,045	4,584	8,238	13,236
Net income	$16,409	$13,466	$22,273	$41,445

Other comprehensive income:
Foreign currency translation adjustments	61	(254)	(80)	(291)
Comprehensive income	$16,470	$13,212	$22,193	$41,154

Earnings per share from net income:
Basic	$0.17	$0.16	$0.24	$0.52
Diluted	$0.17	$0.16	$0.23	$0.49
Weighted average shares outstanding:
Basic	95,378,495	81,898,276	93,475,539	80,362,978
Diluted	98,322,316	85,962,151	97,933,550	84,695,703

The Simply Good Foods Company and Subsidiaries
Condensed Consolidated Statements of Cash Flows
(Unaudited, dollars in thousands)

	Thirty-Nine Weeks Ended
	May 30, 2020	May 25, 2019
Operating activities
Net income	$22,273	$41,445
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	11,607	5,754
Amortization of deferred financing costs and debt discount	2,312	1,001
Stock compensation expense	5,945	3,922
Loss on fair value change of contingent consideration - TRA liability	—	533
Gain on settlement of TRA liability	—	(1,534)
Unrealized (gain) loss on foreign currency transactions	596	421
Deferred income taxes	8,055	9,841
Loss on disposal of property and equipment	—	6
Amortization of operating lease right-of-use asset	2,702	—
Other	229	—
Changes in operating assets and liabilities, net of acquisition:
Accounts receivable, net	6,407	(6,388)
Inventories	(2,636)	(11,700)
Prepaid expenses	(351)	(1,258)
Other current assets	(7,865)	(253)
Accounts payable	(11,561)	6,284
Accrued interest	(406)	896
Accrued expenses and other current liabilities	(10,496)	3,698
Other assets and liabilities	(2,711)	(39)
Net cash provided by operating activities	24,100	52,629

Investing activities
Purchases of property and equipment	(766)	(777)
Issuance of note receivable	(1,250)	—
Acquisition of business, net of cash acquired	(982,084)	—
Investments in intangible assets	(206)	—
Net cash used in investing activities	(984,306)	(777)

Financing activities
Proceeds from option exercises	931	518
Tax payments related to issuance of restricted stock units	(84)	(9)
Payments on finance lease obligations	(272)	—
Cash received from warrant exercises	—	113,464
Repurchase of common stock	—	(1,664)
Settlement of TRA liability	—	(26,468)
Principal payments of long-term debt	(21,000)	(1,500)
Proceeds from issuance of common stock	352,542	—
Equity issuance costs	(3,323)	—
Proceeds from issuance of long-term debt	460,000	—
Proceeds from Revolving Credit Facility	25,000	—
Deferred financing costs	(8,208)	—
Net cash provided by financing activities	805,586	84,341

Cash and cash equivalents
Net (decrease) increase in cash	(154,620)	136,193
Effect of exchange rate on cash	(587)	(546)
Cash at beginning of period	266,341	111,971
Cash and cash equivalents at end of period	$111,134	$247,618

Reconciliation of Adjusted EBITDA

Adjusted EBITDA. Adjusted EBITDA is a non-GAAP financial measure commonly used in our industry and should not be construed as an alternative to net (loss) income as an indicator of operating performance or as an alternative to cash flow provided by operating activities as a measure of liquidity (each as determined in accordance with GAAP). Simply Good Foods defines Adjusted EBITDA (earnings before interest, tax, depreciation, and amortization) as net (loss) income before interest income, interest expense, income tax expense (benefit), depreciation and amortization with further adjustments to exclude the following items: business transaction costs, stock-based compensation expense, inventory step-up, integration costs, non-core legal costs, loss in fair value change of contingent consideration - TRA liability, gain on settlement of TRA liability and other non-core expenses. The Company believes that the inclusion of these supplementary adjustments in presenting Adjusted EBITDA, when used in conjunction with net (loss) income, are appropriate to provide additional information to investors, reflects more accurately operating results of the on-going operations, enhances the overall understanding of past financial performance and future prospects and allows for greater transparency with respect to the key metrics the Company uses in its financial and operational decision making. The Company also believes that Adjusted EBITDA is frequently used by securities analysts, investors and other interested parties in the evaluation of companies in its industry. Adjusted EBITDA may not be comparable to other similarly titled captions of other companies due to differences in the non-GAAP calculation.

The following unaudited tables below provide a reconciliation of Adjusted EBITDA to its most directly comparable GAAP measure, which is net income, for the thirteen and thirty-nine weeks ended May 30, 2020 and May 25, 2019:

Adjusted EBITDA Reconciliation: (in thousands)	Thirteen Weeks Ended		Thirty-Nine Weeks Ended
	May 30, 2020	May 25, 2019	May 30, 2020	May 25, 2019
Net income	$16,409	$13,466	$22,273	$41,445
Interest income	(29)	(1,066)	(1,493)	(2,731)
Interest expense	8,324	3,428	23,882	10,033
Income tax expense	6,045	4,584	8,238	13,236
Depreciation and amortization	4,488	1,929	11,607	5,754
EBITDA	35,237	22,341	64,507	67,737
Business transaction costs	47	758	26,900	2,087
Stock-based compensation expense	2,150	1,444	5,945	3,922
Inventory step-up	—	—	7,522	—
Integration of Quest	4,094	—	9,435	—
Restructuring	1,386	—	1,386	22
Non-core legal costs	48	179	603	1,330
Loss in fair value change of contingent consideration - TRA liability	—	—	—	533
Gain on settlement of TRA liability	—	—	—	(1,534)
Other (1)	401	171	591	459
Adjusted EBITDA	$43,363	$24,893	$116,889	$74,556
(1) Other items consist principally of exchange impact of foreign currency transactions and other expenses.

Reconciliation of Adjusted Diluted Earnings Per Share

Adjusted Diluted Earnings per Share. Adjusted Diluted Earnings per Share is a non-GAAP financial measure commonly used in our industry and should not be construed as an alternative to diluted earnings per share as an indicator of operating performance. Simply Good Foods defines Adjusted Diluted Earnings Per Share as diluted earnings (loss) per share before depreciation and amortization, business transaction costs, stock-based compensation expense, inventory step-up, integration costs, non-core legal costs, change in fair value of contingent consideration - TRA liability, gain on settlement of TRA liability and other non-core expenses, on a theoretical tax effected basis of such adjustments at an assumed statutory rate. The Company believes that the inclusion of these supplementary adjustments in presenting Adjusted Diluted Earnings per Share, when used in conjunction with diluted earnings per share, are appropriate to provide additional information to investors, reflects more accurately operating results of the on-going operations, enhances the overall understanding of past financial performance and future prospects and allows for greater transparency with respect to the key metrics the Company uses in its financial and operational decision making. The Company also believes that Adjusted Diluted Earnings per Share is frequently used by securities analysts, investors and other interested parties in the evaluation of companies in its industry. Adjusted Diluted Earnings per Share may not be comparable to other similarly titled captions of other companies due to differences in the non-GAAP calculation.

The following unaudited tables below provide a reconciliation of Adjusted Diluted Earnings Per Share to its most directly comparable GAAP measure, which is diluted earnings per share, for the thirteen and thirty-nine weeks ended May 30, 2020 and May 25, 2019, and fifty three weeks ended August 31, 2019:

	Thirteen Weeks Ended		Thirty-Nine Weeks Ended		53-Weeks Ended
	May 30, 2020	May 25, 2019	May 30, 2020	May 25, 2019	August 31, 2019
Diluted earnings per share	$0.17	$0.16	$0.23	$0.49	$0.56

Depreciation and amortization	0.03	0.02	0.09	0.05	0.07
Business transaction costs	—	0.01	0.20	0.02	0.06
Stock-based compensation expense	0.02	0.01	0.04	0.04	0.05
Inventory step-up	—	—	0.06	—	—
Integration of Quest	0.03	—	0.07	—	—
Restructuring	0.01	—	0.01	—
Non-core legal costs	—	—	—	0.01	0.04
Loss (gain) in fair value change of contingent consideration - TRA liability	—	—	—	—	—
Gain on settlement of TRA liability	—	—	—	(0.01)	(0.01)
Other (1)	—	—	—	—	—
Rounding (2)	—	—	0.01	—
Adjusted diluted earnings per share	$0.26	$0.20	$0.71	$0.60	$0.77
(1) Other items consist principally of exchange impact of foreign currency transactions and other expenses.
(2) Adjusted Diluted Earnings Per Share amounts are computed independently for each quarter. Therefore, the sum of the quarterly Adjusted Diluted Earnings Per Share amounts may not equal the year to date Adjusted Diluted Earnings Per Share amounts due to rounding.